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                                  Exhibit 23.4

                       Consent of Independent Registered
                             Public Accounting Firm

The Members
ARTISTdirect Records, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of
ARTISTdirect, Inc. of our report dated February 14, 2003, with respect to the balance sheet of ARTISTdirect Records, LLC as of December 31, 2002, and the related statements of operations, members' deficit and cash flows for the period from May 31, 2001 (inception) through December 31, 2001 and the year ended December 31, 2002, which report appears in the December 31, 2003, Annual Report on Form 10-K/A Amendment No. 1 of ARTISTdirect, Inc.

Our report dated February 14, 2003 contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date and needs additional capital to fund its operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP



Los Angeles, California
May 27, 2004